Exhibit 15.2

[Letterhead of King & Wood Mallesons]

April 29, 2014

Perfect World Co., Ltd.
Perfect World Plaza, Tower 306, 86 Beiyuan Road,
Chaoyang District
Beijing 100101,
The People’s Republic of China

Dear Sirs:

We have acted as legal advisors as to the People’s Republic of China law to Perfect World Co., Ltd., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2013.

We hereby consent to the reference of our firm under the headings “Risk Factors” and “Government Regulations” in the Form 20-F.

In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ King & Wood Mallesons
King & Wood Mallesons